Exhibit 99.1

For Immediate Release
Contact:
Donavon A. Heimes	Jerry Daly, Carol McCune
Supertel Hospitality	Daly Gray
Chief Financial Officer	(Media contact)
402.371.2520	703.435.6293
Dheimes@supertelinc.com	jerry@dalygray.com

Supertel Hospitality, Inc. Signs Three-Year Credit Facility with Great Western Bank, Increases Credit Line to $46 Million

NORFOLK, Neb., December 4, 2008 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a self-administered real estate investment trust, today announced that it has signed an agreement for a $46 million, three-year credit facility with Great Western Bank. It replaces a $34 million facility with Great Western that was due to expire in February 2009.

Loan terms for the new facility include:

•	$14 million term loan at 5.5% fixed interest;
•	$20 million revolver loan at prime rate, with a minimum of 4.5% interest;
•	$2 million line of credit for a 60-day period; and
•	$10 million facility for discretionary use to refinance other existing bank debt by May 2009, priced either at 5.5% fixed or at prime rate with an interest rate floor of 4.5%.

“We are especially pleased to complete this financing in today’s difficult capital market environment,” said Paul J. Schulte, chairman, president and CEO of Supertel Hospitality, Inc.

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Supertel Hospitality

“We have some loans maturing in the second half of 2009, and the new Great Western credit facility will provide us with additional flexibility to either refinance or replace those loans.”

Schulte noted that the covenants remain the same under the new facility and that there will be a modest impact on the company’s annual interest expense. “Overall, we believe we negotiated favorable terms for the company at attractively low rates, while maintaining a strong relationship with Great Western,” he said.

Supertel Hospitality, Inc. specializes in limited-service lodging. The company owns 125 hotels in 24 states.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the company's filings with the Securities and Exchange Commission.